AMENDED & RESTATED
EMPLOYMENT AGREEMENT

THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (“Agreement”) is made this 28th day of October, 2009 (the “Amendment Date”) and restates that certain employment agreement dated the 16th day of March, 2009 by and between NeoGenomics, Inc. a Nevada corporation (“NeoGenomics" or the “Employer” and collectively with any entity that is wholly or partially owned by NeoGenomics, the “Company”), located at 12701 Commonwealth Drive, Suite #5, Fort Myers, Florida 33913 and Douglas M. VanOort (“Executive”), an individual who resides at 3275 Regatta Road, Naples, FL 34103.

RECITALS:

WHEREAS, the Company is engaged in the business of providing genetic and molecular diagnostic testing services to doctors, hospitals and other healthcare institutions; and

WHEREAS, on March 16, 2009, the Executive was appointed to the Board of Directors of NeoGenomics (the “Board”) and elected as the Chairman of the Board and appointed as an officer of the Company in the capacity of Executive Chairman and Interim Chief Executive Officer; and

WHEREAS, as of this Amendment Date, NeoGenomics desires to employ Executive as an officer in the capacity of Chief Executive Officer, and Executive desires to be employed by NeoGenomics in such capacity, in accordance with the terms, covenants, and conditions as set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual promises set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Employer and Executive agree as follows:

1.           Employment Period.  Subject to the terms and conditions set forth herein and unless sooner terminated as hereinafter provided, NeoGenomics shall employ Executive as an officer, and Executive agrees to serve as an officer and accepts such employment for a four-year period, beginning on March 16, 2009 (the “Effective Date”) and ending on the 4th anniversary of the Effective Date (the “Initial Employment Term”).  After the Initial Employment Term, this Agreement shall automatically renew for consecutive one year periods (“renewal term”), unless a written notice of a party’s intention to terminate this Agreement at the expiration of the Initial Employment Term (or any renewal term) is delivered by either party at least three (3) months prior to the expiration of the Initial Employment Term or any renewal term, as applicable.  For purposes of this Agreement, the period from the Effective Date until the termination of the Executive’s employment shall hereinafter be referred to as the “Term”.  Executive’s employment pursuant to this Agreement shall be “at will” as such term is construed under Florida law.

2.           Title and Duties.  During the period from this Amendment Date through the Term, NeoGenomics shall employ Executive as its Chief Executive Officer (“CEO”), and Executive accepts employment in such capacity.  Executive will report to and be subject to the general supervision and direction of the Board.  If requested, Executive will serve in similar capacities for each or any subsidiary of NeoGenomics without additional compensation.  Executive shall perform such duties as are customarily performed by someone holding the title of CEO in the same or similar businesses or enterprises as that engaged in by the Company and such other duties as the Board may assign from time to time.  The Board understands and acknowledges that the Executive has certain other pre-existing commitments to Summer Street Capital Partners and is a member of certain other boards of directors (such other activities, hereafter referred to as “Other Commitments”) and acknowledges that Executive will from time to time need to devote part of his working time and attention to such Other Commitments.

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3.           Compensation and Benefits of Executive.  The Company shall compensate Executive for Executive's services rendered under this Agreement as follows:

a.
Base Salary.  Unless otherwise adjusted by the Compensation Committee of the Board (the “Compensation Committee”), the Company shall pay Executive a base salary of $325,000 per annum (the “Base Salary”), payable in equal installments at such times as is consistent with normal Company payroll policy.

b.
Bonus.  Executive will be eligible for a performance-based bonus as a participant in the Company’s Management Incentive Plan (“MIP”), which shall set annual target incentives for the Executive and other senior ranking employees that are determined by the Compensation Committee of the Board (the “Compensation Committee”).   The Company will target an annual bonus of 60% of the Executive’s Base Salary (the “Target Bonus”), pro-rated for the number of months of service in any given year in the event that the Executive’s employment is terminated by the Company or the Executive for any reason prior to the end of any such year.   Upon meeting the performance thresholds established by the Compensation Committee in the MIP for any such year, the actual bonus payout for such year will be no less than 100% of the Target Bonus.  However, the Executive shall be eligible to receive up to 150% of the Target Bonus in the event that the Company’s and/or the Executive’s performance exceeds the thresholds set for the Target Bonus.

c.
Benefits.  Subject to the eligibility requirements (including, but not limited to, participation by part-time employees), and enrollment provisions of the Company’s employee benefit plans, Executive may, to the extent he so chooses, participate in any and all of the Company’s employee benefit plans, at the Company’s expense.  All Company benefits are identified in the Employee Handbook and are subject to change without notice or explanation.  In addition, subject to the eligibility requirements (including, but not limited to, participation by a part-time employee) and enrollment provisions of the Company’s executive benefit programs, Executive shall also be entitled to participate in any and all other benefits programs established for officers of the Company.

d.
Stock Options.  On the Effective Date, Executive will be granted an option to purchase 1,000,000 shares of the Company’s common stock (the “Options”) on the terms and conditions listed below.  Such Options will have a strike price equal to the fair market value of the common stock as of the Effective Date, which pursuant to NeoGenomics’ Amended and Restated Equity Incentive Plan (the “Plan”), shall be equal to the closing price per share of NeoGenomics’ common stock on the last trading day immediately preceding the Effective Date.  The vesting provisions of such Options shall be as outlined below.  These Options shall be treated as incentive stock options (ISOs) to the maximum extent permitted under applicable law, and the remainder of the Options, if any, shall be treated as non-qualified stock options.  The grant of these Options will be made pursuant to the Company’s Plan and will be evidenced by a separate “Option Agreement” to be executed by the Company and Executive, which will contain all the terms and conditions of the Options (including, but not limited to, the provisions set forth in this Section 3(d)).  So long as Executive remains employed by the Company, such Options will have a seven-year term before expiration.

1.)          Time-based Options - 500,000 of such options will be time-based options and will vest according to the following schedule:

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200,000
will vest on the first anniversary of the Effective Date; provided, however, that if the Executive’s employment hereunder is terminated by the Employer without “cause” (as such term is defined in the Option Agreement) at any time prior to the first anniversary of the Effective Date, then the pro rata portion of these 200,000 Options up until the date of termination, shall be deemed vested; and

12,500	will vest each month beginning on the 13th monthly anniversary of the Effective Date and continuing on each monthly anniversary thereafter until the second anniversary of the Effective Date; and

8,000	will vest each month beginning on the 25th monthly anniversary of the Effective Date and continuing on each monthly anniversary thereafter until the third anniversary of the Effective Date; and

4,500	will vest each month beginning on the 37th monthly anniversary of the Effective Date and continuing on each monthly anniversary thereafter until the fourth anniversary of the Effective Date.

2.)          Performance-based Options - 500,000 of such options will be performance-based options and will vest according to the following schedule.  Executive understands and acknowledges that if the performance metrics for any given year are not met, then such options shall be forfeited and the Board is under no obligation to replenish such options.

100,000
will vest if the Company’s actual consolidated revenue for FY 2009, after excluding the effects of any Revenue Exclusions for such fiscal year, meets or exceeds the consolidated revenue goal established by the Board for the vesting of performance options, which goal will be based on the Company’s Board approved budget for such fiscal year; and

100,000
will vest if the Company’s actual Adjusted EBITDA for FY 2009, after excluding the effects of any Adjusted EBITDA Exclusions for such fiscal year, meets or exceeds the Adjusted EBITDA goal established by the Board for the vesting of performance options, which will be based on the Company’s Board-approved budget for such fiscal year; and

75,000
will vest if the Company’s actual consolidated revenue for FY 2010, after excluding the effects of any Revenue Exclusions for such fiscal year, meets or exceeds the consolidated revenue goal established by the Board for the vesting of performance options, which goal will be based on the Company’s Board approved budget for such fiscal year; and

75,000
will vest if the Company’s actual Adjusted EBITDA for FY 2010, after excluding the effects of any Adjusted EBITDA Exclusions for such fiscal year, meets or exceeds the Adjusted EBITDA goal established by the Board for the vesting of performance options, which will be based on the Company’s Board-approved budget for such fiscal year; and

50,000
will vest if the Company’s actual consolidated revenue for FY 2011, after excluding the effects of any Revenue Exclusions for such fiscal year, meets or exceeds the consolidated revenue goal established by the Board for the vesting of performance options, which goal will be based on the Company’s Board approved budget for such fiscal year; and

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50,000
will vest if the Company’s actual Adjusted EBITDA for FY 2011, after excluding the effects of any Adjusted EBITDA Exclusions for such fiscal year, meets or exceeds the Adjusted EBITDA goal established by the Board for the vesting of performance options, which will be based on the Company’s Board-approved budget for such fiscal year; and

25,000
will vest if the Company’s actual consolidated revenue for FY 2012, after excluding the effects of any Revenue Exclusions for such fiscal year, meets or exceeds the consolidated revenue goal established by the Board for the vesting of performance options, which goal will be based on the Company’s Board approved budget for such fiscal year; and

25,000
will vest if the Company’s actual Adjusted EBITDA for FY 2012, after excluding the effects of any Adjusted EBITDA Exclusions for such fiscal year, meets or exceeds the Adjusted EBITDA goal established by the Board for the vesting of performance options, which will be based on the Company’s Board-approved budget for such fiscal year.

Executive understands that, pursuant to the Plan, upon termination of his employment, he will only have ninety (90) days to exercise any vested portion of the Options.  All Options awarded pursuant to this Section 3(d) will contain a provision in the Option Agreement that allows for immediate vesting of any unvested portion of the Options in the event of a change of control of NeoGenomics.

e.
Revenue and Adjusted EBITDA Exclusions Defined.  For the purposes of Section 3b and 3d above, to the extent the Company acquires any companies or businesses during any given fiscal year and the financial impact of such acquisition was not previously factored into the annual operating budget approved by the Board, the following revenue and Adjusted EBITDA adjustments shall be made to the Company’s fiscal results in measuring whether or not the Company has met or exceeded the specific performance targets outlined in Sections 3b or 3d hereof.

1.)  “Revenue Exclusions” shall be defined as the prorated annualized quarterly GAAP revenue of any company or business acquired by the Company for the most recent full fiscal quarter prior to the date such company or business is acquired by the Company.  Such annualized quarterly revenue shall be prorated by multiplying the total annualized quarterly revenue described above by a fraction, the numerator of which is the number of days that the financial results of the acquired business or company are included in the Company’s financial results during the fiscal year in question, and the denominator of which is 365.

2.)  “Adjusted EBITDA Exclusions” shall be defined as the prorated annualized quarterly Adjusted EBITDA of any company or business acquired by the Company for the most recent full fiscal quarter prior to the date such company or business is acquired by the Company.  Such annualized quarterly Adjusted EBITDA shall be prorated by multiplying the total annualized quarterly Adjusted EBITDA described above by a fraction, the numerator of which is the number of days that the financial results of the acquired business or company are included in the Company’s financial results during the fiscal year in question, and the denominator of which is 365.  The Board, at its discretion, may add back any non-recurring or one time charges that may have been included in the most recent full fiscal quarter of the company or business being acquired when determining the appropriate Adjusted EBITDA for such business or company.

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f.
Paid Time-Off and Holidays.  Executive’s paid time-off (“PTO”) and holidays shall be consistent with the standards set forth in the Company’s Employee Handbook, as revised from time to time or as otherwise published by the Company.  Notwithstanding the previous sentence, Executive will be eligible for one hundred twenty (120) hours of PTO/year, which will accrue on a pro-rata basis throughout the year, provided, however, that it is the Company’s policy that no more than forty (40) hours of PTO can be accrued beyond this annual limit for any employee at any time.  Thus, when accrued PTO reaches one hundred sixty (160) hours, Executive will cease accruing PTO until accrued PTO is one hundred twenty (120) hours or less, at which point Executive will again accrue PTO until he reaches one hundred sixty (160) hours.  In addition to PTO, there are also six (6) paid national holidays and one (1) “floater” day available to Company employees.  Executive agrees to schedule such PTO so that it minimally interferes with the Company’s operations.   Such PTO does not include Board excused absences.

g.
Reimbursement of Normal Business Expenses.  The Company will reimburse all reasonable business expenses of Executive, including, but not limited to, cell phone expenses and business related travel, meals and entertainment expenses in accordance with the Company’s polices for such reimbursement.

4.           Best Efforts of the Executive and Minimum Time Commitments of Employment. Executive agrees to perform all of the duties pursuant to the express and implicit terms of this Agreement to the reasonable satisfaction of the Employer.  Executive further agrees to perform such duties faithfully and to the best of his ability, talent, and experience and, unless otherwise agreed to with the Company in writing, to render such duties to the Company at least seventy five percent (75%) of his working time and attention.

5.           Termination.  The parties agree that any termination of the Executive under this Agreement will be governed as follows:

a.
By the Company for Cause. The Company shall have the right to terminate this Agreement and to discharge the Executive for Cause (as defined below), at any time during the Term.  For the purposes of this Agreement, the Company shall have “Cause” to terminate the Executive’s employment hereunder upon:

(i)           failure to materially perform and discharge the duties and responsibilities of Executive under this Agreement after receiving written notice and allowing Executive ten (10) business days to create a plan to cure such failure(s), such plan being acceptable to the Board of Directors, and a further thirty (30) days to cure such failure(s), if so curable, provided, however, that after one such notice has been given to Executive and the thirty (30) day cure period has lapsed, the Company is no longer required to provide time to cure subsequent failures under this provision, or

(ii)          any breach by Executive of the material provisions of this Agreement; or

(iii)         misconduct which, in the good faith opinion and sole discretion of the Board of Directors, is injurious to the Company; or

(iv)         felony conviction involving the personal dishonesty or moral turpitude of Executive; or a determination by the Board, after consideration of all available information, that Executive has willfully and knowingly violated Company policies or procedures involving discrimination, harassment, or work place violence; or

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(v)         engagement in illegal drug use or alcohol abuse which prevents Executive from performing his duties in any manner, or

(vi)        any misappropriation, embezzlement or conversion of the Company’s opportunities or property by the Executive; or

(vii)       willful misconduct, recklessness or gross negligence by the Executive in respect of the duties or obligations of the Executive under this Agreement and/or the Confidentiality, Non-Solicitation or Non-Competition Agreement.

Any termination for Cause pursuant to this Section shall be given to the Executive in writing and shall set forth in detail all acts or omissions upon which the Company is relying to terminate the Executive for Cause.  If an Executive is terminated for Cause, the Executive shall only be entitled to receive his accrued and unpaid Salary, bonus and other benefits through the termination date and the Company shall have no further obligations under this Agreement from and after the date of termination.

b.
Termination by Company Without Cause.  At any time during the Term, the Company shall have the right to terminate this Agreement and to discharge the Executive without Cause effective upon delivery of written notice to the Executive.  If the Company terminates the Executive without “Cause” for any reason, then the Company agrees that (i) as severance it will continue to pay the Executive’s Base Salary in accordance with Section 3a. and maintain the Executive’s Executive benefits in accordance with Section 3c. (the “Severance Payments”) for twelve (12) months from the date of the notice of termination and (ii) it will pay to the Executive at the next such time that annual bonuses are paid by the Company to employees generally, the pro rata portion of any bonus that would be due for the year in which the termination occurs up to the date of written notice of termination.  The pro rata portion of any such bonus that would be due and payable for the year in which termination occurs shall be calculated by annualizing the revenue, adjusted EBITDA and net income of the Company for the year up to the most recent full month prior to the written notice of termination and comparing such annualized figures to the performance thresholds for the Executive outlined in the MIP that was in effect for such year at the time the written notice of termination was delivered to the Executive.  Executive further agrees that in the event that he obtains employment during any period where Severance Payments are being made, he will promptly notify the Company.  Provided that such employment does not violate the terms of the Confidentiality, Non-Solicitation and Non-Competition Agreement, such severance payments will continue to be paid.  Other than the Severance Payments, the Company shall have no further obligation to the Executive after the date of such termination; provided, however, that the Executive shall only be entitled to continuation of the Severance Payments as long as he is in compliance with the provisions of the Confidentiality, Non-Compete and Non-Solicit Agreement, which is part of this Agreement.  If termination without cause shall occur at anytime, then the pro rata portion of any unvested Time-based options (as specified in Section 3(d)(1)) up until the date of notice of termination that are due to vest in the year or month of termination shall vest.

The Executive acknowledges and agrees that any and all payments to which he would be entitled under this Paragraph 5b are conditioned upon and subject to his execution of a general waiver and release, in such reasonable form as counsel for the Company shall determine, of all claims the Executive has or may have against the Company.

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c.
By Resignation of the Executive.  The Executive may terminate his employment hereunder, upon giving sixty (60) days written notice to the Company.  The Executive agrees that during such sixty (60) day period no more than one week of unused PTO may be utilized and that all other unused PTO up to the time of termination shall be forfeited.  In the event of such a termination, the Executive shall comply with any reasonable request of the Company to assist in providing for an orderly transition of authority, but such assistance shall not delay the Executive’s termination of employment longer than sixty (60) days beyond the Executive’s original notice of termination.  Upon such a termination, the Executive shall become entitled to any accrued but unpaid salary and other benefits up to and including the date of termination and the pro rata portion of any unvested Time-based options (as specified in Section 3(d)(1)) up until the date of separation that are due to vest in the year or month of separation shall vest.

.
d.
Disability of the Executive.  This Agreement may be terminated by the Company upon the Disability of the Executive.  "Disability" shall mean any mental or physical illness, condition, disability or incapacity which prevents the Executive from reasonably discharging his duties and responsibilities under this Agreement for a period of ninety (90) days in any one hundred eighty (180) day period.  In the event that any disagreement or dispute shall arise between the Company and the Executive as to whether the Executive suffers from any Disability, then, in such event, the Executive shall submit to the physical or mental examination of a physician licensed under the laws of the State of Florida, who is agreeable to the Company and the Executive, and such physician shall determine whether the Executive suffers from any Disability.  In the absence of fraud or bad faith, the determination of such physician shall be final and binding upon the Company and the Executive.  The entire cost of such examination shall be paid solely by the Company.  In the event the Company has purchased disability insurance for Executive, the Executive shall be deemed disabled if he is disabled as defined by the terms of the disability policy.  On the date that the Executive is deemed to have a Disability, this Agreement will be deemed to have been terminated and the Executive shall be entitled to receive from the Company his accrued and unpaid Base Salary, bonus and other benefits through the termination date.  If a termination of the Executive by Disability shall occur at anytime, than the pro rata portion of any unvested Time-based options (as specified in Section 3d(1)) up until the date of the Executive’s termination that were due to vest in the year or month of the Executive’s termination shall vest.  Other than as set forth in the immediately preceding two sentences, the Company shall have no further salary or bonus payment or other benefits obligations under this Agreement from and after the date of termination due to Disability.

e.
Death of the Executive.  In the event of the death of Executive, the employment of the Executive by the Company shall automatically terminate on the date of the Executive's death and the Company shall be obligated to pay Executive’s estate (i) the Executive’s accrued and unpaid Base Salary, bonus and other benefits through the termination date.  If the death of the Executive shall occur at anytime, than the pro rata portion of any unvested Time-based options up until the date of the Executive’s death that were due to vest in the year or month of the Executive’s death shall vest.  Other than as set forth in the immediately preceding two sentences, the Company shall have no further obligations under this Agreement from and after the date of termination due to the death of the Executive.

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6.          Confidentiality, Non-Compete & Non-Solicitation Agreement.  Executive agrees to the terms of the Confidentiality, Non-Solicitation and Non-Compete Agreement attached hereto as Addendum A and has signed that Agreement.  Such Confidentiality, Non-Solicitation and Non-Compete Agreement is hereby incorporated into and made a part of this Agreement.

7.           Importance of Certain Clauses.  Executive and Employer agree that the covenants contained in the Confidentiality, Non-Solicitation and Non-Compete Agreement attached hereto and incorporated into this Agreement are material terms of this Agreement and all parties understand the importance of such provisions to the ongoing business of the Employer.  As such, because the Employer's continued business and viability depend on the protection of such secrets and non-competition, these clauses are interpreted by the parties to have the widest and most expansive applicability as may be allowed by law and Executive understands and acknowledges his or her understanding of same.

8.          Consideration.  Executive acknowledges and agrees that the provision of employment under this Agreement and the execution by the Employer of this Agreement constitute full, adequate and sufficient consideration to Executive for the Executive's duties, obligations and covenants under this Agreement and under the Confidentiality, Non-Solicitation and Non-Compete Agreement incorporated into this Agreement.

9.          Acknowledgement of Post Termination Obligations.  Upon the effective date of termination of Executive’s employment (unless due to Executive’s death), if requested by the Employer, Executive shall participate in an exit interview with the Employer and certify in writing that Executive has complied with his contractual obligations and intends to comply with his continuing obligations under this Agreement, including, but not limited to, the terms of the Confidentiality, Non-Solicitation and Non-Compete Agreement.  To the extent it is known or applicable at the time of such exit interview, Executive shall also provide the Employer with information concerning Executive's subsequent employer and the capacity in which Executive will be employed. Executive's failure to comply shall be a material breach of this Agreement, for which the Employer, in addition to any other civil remedy, may seek equitable relief.

10.        Withholding. All payments made to Executive shall be made net of any applicable withholding for income taxes and Executive's share of FICA, FUTA or other employment taxes. The Company shall withhold such amounts from such payments to the extent required by applicable law and remit such amounts to the applicable governmental authorities in accordance with applicable law.

11.        Representations of Executive.  Executive represents and warrants to NeoGenomics that (a) nothing in his past legal and/or work and/or personal experiences, which if became broadly known in the marketplace, would impair his ability to serve as the Chief Executive Officer of a publicly-traded company or materially damage his credibility with public shareholders; (b) there are no restrictions, agreements, or understandings whatsoever to which he  is a party which would prevent or make unlawful his execution of this Agreement or employment hereunder, (c) Executive’s execution of this Agreement and employment hereunder shall not constitute a breach of any contract, agreement or understanding, oral or written, to which he is a party or by which he is bound, (d) Executive is free and able to execute this Agreement and to continue  employment with NeoGenomics, and (e) Executive has not used and will not use confidential information or trade secrets belonging to any prior employers to perform services for the Company.

12.        Effect of Partial Invalidity.  The invalidity of any portion of this Agreement shall not affect the validity of any other provision.  In the event that any provision of this Agreement is held to be invalid, the parties agree that the remaining provisions shall remain in full force and effect.

13.        Entire Agreement.  This Agreement, together with the other documents referenced herein, reflects the complete agreement between the parties regarding the subject matter identified herein and shall supersede all other previous agreements, either oral or written, between the parties. The parties stipulate that neither of them, nor any person acting on their behalf has made any representations except as are specifically set forth in this Agreement and each of the parties acknowledges that it or he has not relied upon any representation of any third party in executing this Agreement, but rather have relied exclusively on it or his own judgment in entering into this Agreement.

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14.        Assignment.  Employer may assign its interest and rights under this Agreement at its sole discretion and without approval of Executive to a successor in interest by the Employer’s merger, consolidation or other form of business combination with or into a third party where the Employer’s stockholders before such event do not control a majority of the resulting business entity after such event.  All rights and entitlements arising from this Agreement, including but not limited to those protective covenants and prohibitions set forth in the Confidentiality, Non-Solicitation and Non-Compete Agreement attached as Addendum A and incorporated into this Agreement shall inure to the benefit of any purchaser, assignor or transferee of this Agreement and shall continue to be enforceable to the extent allowable under applicable law.  Neither this Agreement, nor the employment status conferred with its execution is assignable or subject to transfer in any manner by Executive.

15.        Notices.  All notices, requests, demands, and other communications shall be in writing and shall be given by registered or certified mail, postage prepaid, a) if to the Employer, at the Employer’s then current headquarters location, and b) if to Executive, at the most recent address on file with the Company for Executive or to such subsequent addresses as either party shall so designate in writing to the other party.

16.        Remedies.  If any action at law, equity or in arbitration, including an action for declaratory relief, is brought to enforce or interpret the provisions of this Agreement, the prevailing party may, if the court or arbitrator hearing the dispute, so determines, have its reasonable attorneys’ fees and costs of enforcement recouped from the non-prevailing party.

17.        Amendment/Waiver.  No waiver, modification, amendment or change of any term of this Agreement shall be effective unless it is in a written agreement signed by both parties.  No waiver by the Employer of any breach or threatened breach of this Agreement shall be construed as a waiver of any subsequent breach unless it so provides by its terms.

18.        Governing Law, Venue and Jurisdiction.  This Agreement and all transactions contemplated by this Agreement shall be governed by, construed, and enforced in accordance with the laws of the State of Florida without regard to any conflicts of laws, statutes, rules, regulations or ordinances.  Executive consents to personal jurisdiction and venue in the Circuit Court in and for Lee County, Florida regarding any action arising under the terms of this Agreement and any and all other disputes between Executive and Employer.

19.        Arbitration.  Any and all controversies and disputes between Executive and Employer arising from this Agreement or regarding any other matter whatsoever shall be submitted to arbitration before a single unbiased arbitrator skilled in arbitrating such disputes under the American Arbitration Association, utilizing its Commercial Rules.  Any arbitration action brought pursuant to this section shall be heard in Fort Myers, Lee County, Florida.  The Circuit Court in and for Lee County, Florida shall have concurrent jurisdiction with any arbitration panel for the purpose of entering temporary and permanent injunctive relief, but only with respect to any alleged breach of the Confidentiality, Non-Solicitation and Non-Compete Agreement.

20.        Headings.  The titles to the sections of this Agreement are solely for the convenience of the parties and shall not affect in any way the meaning or interpretation of this Agreement.

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21.        Miscellaneous Terms.  The parties to this Agreement declare and represent that:

a.	They have read and understand this Agreement;

b.	They have been given the opportunity to consult with an attorney if they so desire;

c.	They intend to be legally bound by the promises set forth in this Agreement and enter into it freely, without duress or coercion;

d.	They have retained signed copies of this Agreement for their records; and

e.
The rights, responsibilities and duties of the parties hereto, and the covenants and agreements contained herein, shall continue to bind the parties and shall continue in full force and effect until each and every obligation of the parties under this Agreement has been performed.

22.        Counterparts.  This Agreement may be executed in counterparts and by facsimile, or by pdf, each of which shall be deemed an original for all intents and purposes.

Signatures appear on the following page.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

NEOGENOMICS, INC., a Nevada Corporation

By:	/s/Steven C. Jones

Name:	Steven C. Jones

Title:	Acting Principal Financial Officer

EXECUTIVE:

/s/Douglas M. VanOort
Douglas M. VanOort

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Addendum A

Form of Confidentiality, Non-Compete and Non-Solicitation Agreement

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